EXHIBIT 99.1

Contact:	Larry Keener Chairman and Chief Executive Officer (972) 991-2422
PALM HARBOR HOMES, INC. REPORTS
THIRD QUARTER FISCAL 2006 EARNINGS
DALLAS, Texas (January 17, 2006) — Palm Harbor Homes, Inc. (Nasdaq/NM:PHHM) today reported financial results for the third quarter and nine-month period of fiscal 2006, which ended December 30, 2005.
Net sales for the third quarter totaled $193.2 million compared with $154.6 million in the year-earlier period. Net income for the third quarter totaled $4.3 million, or $0.18 per diluted share, compared with a net loss of $4.6 million, or $0.20 per diluted share, a year ago. Results for the third quarter of fiscal 2005 included $2.8 million, or $0.12 per diluted share, for charges related to closing sales centers, streamlining retail operations and idling a production line.
Net sales for nine months ended December 30, 2005, were $530.4 million compared with $462.8 million in the year-earlier period. Net income for the year-to-date period in fiscal 2006 totaled $7.9 million, or $0.35 per diluted share, compared with a net loss of $5.8 million, or $0.25 per diluted share, in the prior-year period.
Larry Keener, chairman and chief executive officer of Palm Harbor Homes, Inc., said, “Palm Harbor continued to build momentum this quarter with record third quarter revenues. The additional business generated by Federal Emergency Management Agency (FEMA) orders for hurricane victims boosted the Company’s overall revenues by $12.3 million for the quarter; however, we still delivered a strong performance in all other areas of our business. Our modular sales have continued to accelerate as the favorable response from dealers and builders is translating into an increasing number of customer orders. Sales of our modular products were up over 15 percent from the same period last year and now account for over 25 percent of our recurring revenues.
“These favorable trends confirm our belief that we are on track for sustained profitability and that 2006 will be a better year for Palm Harbor. Our factory-built housing backlog of more than $106 million was 60 percent higher than it was a year ago, another positive indicator for the remainder of the year. Palm Harbor has continued to outpace the industry throughout fiscal 2006. We believe our improved sales and profitability and growing backlog confirm that we have the right strategy in place to operate in an industry that has yet to fully recover, in spite of the FEMA business. With a diverse and innovative product line, backed by our operating expertise and steadfast commitment to the highest levels of customer satisfaction in the industry, we anticipate a strong finish to fiscal 2006.

Kelly Tacke, executive vice president and chief financial officer of Palm Harbor Homes, Inc., commented, “Our financial performance for the third quarter of fiscal 2006 was strong. Net income increased sharply compared with the previous quarter, demonstrating sustained earnings momentum during fiscal 2006. We will be laser focused on extending this progress, while continuing to maintain a sound financial position. Our balance sheet reflects nearly $60 million in cash and cash equivalents, providing us with the financial flexibility to execute our strategy and capitalize on the opportunities in the market.”
     A conference call regarding this release is scheduled for tomorrow, January 18, 2006, at 10:00 a.m. (Eastern Time). Interested parties can access a live simulcast on the Internet at www.PalmHarbor.com or www.earnings.com. A 30-day replay will be available on both websites.
     Palm Harbor Homes is one of the nation’s leading manufacturers and marketers of multi-section manufactured homes. The Company markets nationwide through vertically integrated operations, encompassing manufacturing, marketing, financing and insurance.
PALM HARBOR HOMES, INC.
Condensed Consolidated Financial Results

	Third Quarter Ended
	Dec. 30,	Dec. 24,
	2005	2004
	(14 Weeks)	(13 Weeks)
Net sales	$193,193,000	$154,624,000
Net income (loss)	4,272,000	(4,647,000)
Net income (loss) per share:
Basic	0.19	(0.20)
Diluted	0.18	(0.20)

	Nine Months Ended
	Dec. 30,	Dec. 24,
	2005	2004
	(40 Weeks)	(39 Weeks)
Net sales	$530,359,000	$462,827,000
Net income (loss)	7,914,000	(5,815,000)
Net income (loss) per share:
Basic	0.35	(0.25)
Diluted	0.35	(0.25)
This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

PALM HARBOR HOMES, INC.
Statements of Operation

(Dollars in thousands, except earnings per share)
For the third quarter and nine months ended December 30, 2005 and December 24, 2004
	Third Quarter Ended		Nine Months Ended
	Dec. 30,	Dec. 24,	Dec. 30,	Dec. 24,
	2005	2004	2005	2004
	(14 Weeks)	(13 Weeks)	(40 Weeks)	(39 Weeks)

	(Unaudited)		(Unaudited)
Net sales	$193,193	$154,624	$530,359	$462,827
Cost of sales	143,368	118,115	394,665	347,191
Selling, general and administrative expenses	40,909	41,539	118,882	118,981

Income (loss) from operations	8,916	(5,030)	16,812	(3,345)

Interest expense	(2,916)	(2,285)	(8,691)	(6,312)
Equity in earnings (loss) of limited partnership	200	(726)	1,229	(483)
Interest income and other	957	421	3,763	604

Income (loss) before income taxes	7,157	(7,620)	13,113	(9,536)
Income tax benefit (expense)	(2,885)	2,973	(5,199)	3,721

Net income (loss)	$4,272	$(4,647)	$7,914	$(5,815)

Net income (loss) per common share:
Basic	$0.19	$(0.20)	$0.35	$(0.25)
Assuming dilution	$0.18	$(0.20)	$0.35	$(0.25)

Weighted average common shares outstanding:
Basic	22,832	22,830	22,832	22,835
Assuming dilution (1)	25,726	22,830	22,832	22,835

Condensed Balance Sheets

(Dollars in thousands)
December 30, 2005 and March 25, 2005
	Dec. 30,	March 25,
	2005	2005

Assets	(Unaudited)
Cash and cash equivalents	$59,960	$46,197
Trade receivables	55,560	52,311
Consumer loans receivable, net (2)	154,111	132,400
Inventories	132,051	128,420
Property, plant and equipment, net	67,414	71,324
Other assets	150,521	141,328

Total Assets	$619,617	$571,980

Liabilities and Shareholders’ Equity
Accounts payable and accrued liabilities	$127,394	$106,887
Floor plan payable	25,248	30,888
Convertible senior notes	75,000	75,000
Warehouse revolving debt	22,778	106,298
Securitized financing	109,209	-0-
Shareholders’ equity	259,988	252,907

Total Liabilities and Shareholders’ Equity	$619,617	$571,980

(1)	For the third quarter and nine months ended December 24, 2004, and the nine months ended December 30, 2005, the effect of converting the senior notes to 2,894,000 shares of common stock was anti-dilutive, and was, therefore, not considered in determining diluted earnings per share.

(2)	Includes $132.3 million outstanding balance of securitized financing completed July 12, 2005.

PALM HARBOR HOMES, INC.
Quick Facts

	Third Quarter Ended		Nine Months Ended
	Dec. 30,	Dec. 24,	Dec. 30,	Dec. 24,
	2005	2004	2005	2004
	(14 Weeks)	(13 Weeks)	(40 Weeks)	(39 Weeks)

FACTORY-BUILT HOUSING:
Company-owned superstores and builder locations:
Beginning	118	136	121	149
Added	0	2	2	5
Closed	(3)	(12)	(8)	(28)

Ending	115	126	115	126

Factory-built homes sold through:
Company-owned superstores and builder locations	1,154	1,145	3,421	3,734
Independent dealers	1,524	853	3,375	2,357

Total factory-built homes sold	2,678	1,998	6,796	6,091

Factory-built homes sold as:
Single-section	597 (1)	88	817 (1)	271
Multi-section	1,628	1,517	4,813	4,801
Modular	453	393	1,166	1,019

Total factory-built homes sold	2,678	1,998	6,796	6,091

Average sales prices:
Manufactured housing — retail	$70,000	$71,000	$74,000	$73,000
Manufactured housing — wholesale	$57,000	$56,000	$59,000	$54,000
Modular housing — retail	$151,000	$130,000	$147,000	$131,000
Modular housing — wholesale	$76,000	$71,000	$75,000	$71,000

Homes produced	2,575	2,008	6,583	6,076
Internalization rate (manufactured and modular)	43%	57%	50%	61%

FINANCIAL SERVICES
Loan originations:
CPM	161	241	596	752
BSM	267	172	674	734

Insurance penetration:
Warranty	90%	89%	90%	89%
Physical damage	60%	58%	57%	58%

(1)	Includes 445 and 558 homes sold to FEMA in the third quarter and first nine months of fiscal 2006, respectively.